ASSIGNMENT AND ASSUMPTION OF ASSET MANAGEMENT AGREEMENT

FOR VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, **GRANT CARDONE**, as manager and on behalf of **CARDONE CAPITAL, LLC,** a Delaware limited liability company (Assignor) hereby and assigns to **CARDONE REAL ESTATE ACQUISITIONS,** a Delaware limited liability company ("Assignee"), all of its right, title and interest in, to and under that certain Asset Management Agreement dated as of October 16, 2019 ("The Agreement") between **CARDONE EQUITY FUND VI, LLC**, and Assignor.

Assignee hereby assumes and Agrees to be bound by all of the obligations, undertakings duties and liabilities under the Agreement arising on or after the date hereof.

Assignor hereby agrees to indemnify and hold harmless Assignee from and against any claims made against Assignee under the Agreement for any sums due hereunder for the period prior to the date hereof.

Assignee hereby agrees to indemnify and hold harmless Assignor from and against claims made against Assignor under the Agreement for any sums due hereunder for the period from and after the date hereof.

Assignor:

Cardone Capital, LLC
a Delaware limited liability company

By:____________________
Name: Grant Cardone
Title: Manager
18909 NE 29th Avenue
Aventura, FL 33180

Assignee:

Cardone Real Estate Acquisitions
a Delaware limited liability company

By:____________________
Name: Grant Cardone
18909 NE 29th Avenue
Aventura, FL 33180